Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Results of Third Quarter 2015

Irvine, CA, November 4, 2015 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces the financial results for the quarter ended September 30, 2015.  For the third quarter of 2015, the Company reported net earnings of $19.3 million or $1.48 per diluted common share, as compared to a net loss of $(1.2) million or $(0.13) per diluted common share for the third quarter of 2014 and net earnings of $16.8 million or $1.33 per diluted common share for the second quarter of 2015.

Results of Operations

(in thousands, except share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenues:
Gain on sale of loans, net	$47,274	$48,346	$8,602	$133,018	$19,468
Real estate services fees, net	2,775	2,355	3,243	7,872	11,282
Servicing income, net	2,432	1,017	913	4,083	3,773
Loss on mortgage servicing rights	(4,818)	(2,790)	(998)	(14,176)	(3,540)
Other	(11)	156	197	283	1,703
Total revenues	47,652	49,084	11,957	131,080	32,686
Expenses:
Personnel expense	21,315	24,078	9,062	56,883	27,841
Business promotion	10,735	8,679	252	19,628	1,020
General, administrative and other	7,100	7,943	4,376	20,479	14,260
Accretion of contingent consideration	2,424	3,046	—	5,471	—
Change in fair value of contingent consideration	(16,897)	(11,326)	—	(28,223)	—
Total expenses	24,677	32,420	13,690	74,238	43,121
Operating income (loss):	22,975	16,664	(1,733)	56,842	(10,435)

Other income (expense):
Net interest income	119	959	747	2,135	338
Change in fair value of long-term debt	—	(1,544)	—	(8,661)	(424)
Change in fair value of net trust assets	(3,004)	802	92	(3,078)	7,841
Total other income (expense)	(2,885)	217	839	(9,604)	7,755
Net earnings (loss) before income taxes	20,090	16,881	(894)	47,238	(2,680)
Income tax expense (benefit)	781	71	307	(22,852)	1,405
Net earnings (loss)	$19,309	$16,810	$(1,201)	$70,090	$(4,085)

Diluted earnings (loss) per share	$1.48	$1.33	$(0.13)	$5.61	$(0.44)

Net earnings (loss) includes fair value adjustments for changes in the contingent consideration, long-term debt and net trust assets.  The contingent consideration is related to the CashCall Mortgage acquisition transaction, while the other fair value adjustments are related to our legacy portfolio.  These fair value adjustments are non-cash items and are not related to current operating results.  Although we are required by GAAP to record a change in fair value and accretion of the contingent consideration, management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations.   The table below shows operating income (loss) excluding these items:

Operating income (loss)

(in thousands)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Operating income (loss):	$22,975	$16,664	$(1,733)	$56,842	$(10,435)
Accretion of contingent consideration	2,424	3,046	—	5,471	—
Change in fair value of contingent consideration	(16,897)	(11,326)	—	(28,223)	—
Operating income (loss) excluding changes in contingent consideration	$8,502	$8,384	$(1,733)	$34,090	$(10,435)

Operating income, excluding the change in fair value of the contingent consideration and the related accretion, slightly increased to $8.5 million in the third quarter as compared to $8.4 million in the second quarter.

For the third quarter of 2015, gain on sale of loans was $47.3 million as compared to $8.6 million in the third quarter of 2014 and $48.3 million in the second quarter of 2015.  The decline in gain on sale of loans from the second quarter of 2015, was predominantly a result of a decrease in production by approximately $300 million in the third quarter offset by an increase in gain on sale margins of 20 bps to 205 bps, as compared to the second quarter.

Total operating expenses, excluding the changes in the contingent consideration, declined in the third quarter of 2015 as compared to the second quarter of 2015 by approximately $1.6 million, although marketing expenses increased.  This decrease in expenses was primarily a result of the decrease in origination volume in the quarter.   The increase in marketing expenses, called business promotion on the consolidated statement of operations, is due to our efforts to expand our retail geographic marketing programs.

The CashCall Mortgage consumer direct channel’s marketing strategy is to offer attractive mortgage loan interest rates through television and radio advertising to create lead generation for the call center.  In the third quarter of 2015, marketing expenses included in business promotion on the consolidated statement of operations, continued to increase as part of our efforts to develop a national advertising campaign to better leverage the “CashCall Mortgage” brand name, as we continue to expand our geographic marketing programs.  As a result of these marketing expenses, we expect to see increased production in these geographic regions in the first quarter of 2016.

Selected Operational Data

(in millions)

	Q3 2015	Q2 2015	% Change	Q3 2014	% Change
Wholesale Originations	$409.0	$416.4	-2%	$159.1	157%
Correspondent Originations	$608.5	$640.1	-5%	$747.3	-19%
Retail Originations	$1,285.7	$1,547.6	-17%	$17.2	7375%
Total Originations	$2,303.2	$2,604.1	-12%	$923.6	149%

During the third quarter of 2015, and consistent with the rest of the market, total originations decreased to $2.3 billion, from $2.6 billion, in the second quarter of 2015. However, total originations increased approximately 150% from the third quarter of 2014.  The retail channel decreased 17% over the second quarter, while still representing approximately 56% or $1.3 billion of total originations.  The wholesale channel remained consistent with the second quarter, representing approximately 18% or $409.0 million of total originations.  The correspondent division decreased slightly from the second quarter, representing $608.5 million or 26% of total originations.   For the third quarter of 2015, purchase money transactions increased to 25% of total production, as compared to 18% of total production in the second quarter.

As of September 30, 2015, the Company’s mortgage servicing portfolio increased to $6.1 billion, a 50% increase from June 30, 2015, which correspondingly increased our retained mortgage servicing rights to $63.3 million at September 30, 2015 as compared to $44.2 million at June 30, 2015.   However, to manage the capital needs of the Company and to reduce the mortgage servicing rights asset concentration, in October 2015 the Company sold $3.5 billion of conventional mortgage servicing rights for approximately $34.0 million.  Prior to the sale, the mortgage servicing portfolio at September 30, 2015 was as follows:

Selected Operational Data

(in millions)

	9/30/2015	6/30/2015	% Change	9/30/2014	% Change
Mortgage Servicing Portfolio	$6,088.0	$4,060.5	50%	$1,247.7	388%

	9/30/2015	6/30/2015	% Change	9/30/2014	% Change
Mortgage Servicing Rights	$63.3	$44.2	43%	$13.6	365%

The increase in losses on the mortgage servicing rights in the third quarter of 2015 and YTD 2015 as compared to the prior year is predominately due to declines in interest rates and prepayments experienced.

The contingent consideration liability represents the estimated fair value of the expected future earn-out payments to be paid to the seller of CashCall Mortgage which was acquired in the first quarter of 2015.  In the third quarter, similar to the second quarter, we again incorporated current market condition assumptions which reflected overall margin compression, resulting in the estimated value of the contingent considerations being lowered. As a result, we recorded a change in the fair value of the contingent consideration in the third quarter reducing the contingent consideration liability by $16.9 million over the remaining earn-out period of 2 ¼ years.  The reduction in the contingent consideration is also due to slower than expected growth of AltQM and government loan origination volumes, as well as volume from outside of California.  As required by GAAP, we also recorded an accretion of the contingent consideration liability, which increases the liability over the earn-out period.  Accretion will continue to be a charge against earnings in future quarters until the end of the earn-out period.  Despite the decrease in the contingent consideration, the CCM division remains very profitable and the long term outlook continues to be very positive.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “We were pleased to have consecutive quarterly profitability in each of the first three quarters of 2015.   With continued positive quarterly earnings we will be able to realize tax benefits into the future from our tax loss carryforwards, as well as strengthening our balance sheet which should enable us to fund future growth.”

Conference Call

The Company will hold a conference call on November 5, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (877) 256-8254, conference ID number 21784310, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Non-GAAP Financial Measures

This release contains a financial measure, operating income excluding contingent consideration changes and the related accretion, that is a non-GAAP measure. We have provided a reconciliation within this release of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations.  This non-GAAP financial measure should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release, and the reconciliation to the closest corresponding GAAP measure should be reviewed carefully.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”  “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected from the acquisition of the CCM operations, including an increase in origination volume generally, increase in each of our origination channels and ability to successfully use the marketing platform to expand volumes of our other loan products; costs and difficulties related to the integration of the business and operations with the Company’s operations; whether the completion of the transaction will have a positive effect on the Company’s profitability or the accretive effect on the Company’s earnings that it expects; unexpected costs, liabilities, charges or expenses resulting from the transaction; successful development, marketing, sale and financing of new mortgage products, including the non-Qualified Mortgage and conventional and government loan programs; ability to increase our market share in the various residential mortgage businesses; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com